Rule 17g-1  Bonding of Officers and Employees of
Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I	                        $2,500,000
JPMorgan Trust II	                         2,500,000
JPMorgan Trust III	                           600,000
Undiscovered Managers Funds	                 2,300,000
JPMorgan Insurance Trust	                 1,250,000
J.P. Morgan Fleming Mutual Fund Group, Inc.	 2,500,000
J.P. Morgan Mutual Fund Investment Trust	 2,500,000
JPMorgan Institutional Trust	                 2,500,000
Pacholder High Yield Fund, Inc.	                   600,000
J.P. Morgan Access Multi-Strategy Fund, L.L.C.	 2,100,000
J.P. Morgan Access Multi-Strategy Fund II	   900,000


The Premium for JPMorgan Trust I, JPMorgan Trust II, JPMorgan
Trust III, Undiscovered Managers Funds, JPMorgan Insurance Trust,
J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust, JPMorgan Institutional Trust, Pacholder High Yield Fund, Inc., J.P. Morgan Access Multi-Strategy Fund, L.L.C. and J.P. Morgan Access Multi-Strategy Fund II is paid for the period March 1, 2015 to March 1, 2016.